Exhibit 99.1

              MBIA Announces Changes to Executive Management Team

     ARMONK, N.Y.--(BUSINESS WIRE)--Feb. 16, 2007--MBIA announced today that it has reorganized its executive management team. Neil Budnick, president of MBIA Insurance Corporation and responsible for all new financial guarantee insurance business, has announced that he is leaving the Company to pursue other interests. His responsibilities will be assumed by Gary C. Dunton, chief executive officer. Mark Zucker, managing director and head of Global Structured Finance, also will be leaving the Company to pursue other interests. William Fallon, managing director and head of Corporate Strategy, has been named head of Global Structured Finance, replacing Mr. Zucker. Messrs. Budnick and Zucker will leave MBIA by April 30.

     "Neil's enthusiasm, leadership and dedication over the past 23 years have been instrumental in building MBIA's franchise and establishing our position as a leader in the financial guarantee industry. We are grateful for his vision and invaluable contributions to the Company," said Mr. Dunton. "For the last seven years, Mark's leadership in the Structured Finance Division has helped broaden MBIA's footprint in structured finance and enabled us to pioneer several new asset classes. We wish Neil and Mark well in their future endeavors."

     "Bill Fallon has demonstrated leadership in the Company," Mr. Dunton continued. "I am confident that, together with our strong management team in structured finance, he will help further strengthen our global presence in structured finance."

     Prior to joining MBIA in 2005, Mr. Fallon was a partner in the Insurance Group at McKinsey & Company and was co-leader of the firm's Corporate Finance and Strategy practice. While there, he served as a key member of the North American Wholesale Financial Institutions and Risk Management practices. Mr. Fallon has a B.A. in economics from the College of William and Mary and an M.B.A. from The Amos Tuck School at Dartmouth, where he was elected a Tuck Scholar.

     The Company also announced that Willard Hill, managing director and Chief Compliance Officer, has been named Chief Marketing and Communications Officer and will assume responsibility for investor relations, corporate marketing and communications, government relations and the MBIA Foundation. Additionally, Charlie Williams, managing director and head of Investor Relations, will retire on March 31 after fifteen years of dedicated service. Greg Diamond, a director and head of Equity Investor Relations, will now manage both equity and fixed-income investor relations. Dan McManus, a director in the Legal Division supporting the Public Finance Division, has been named Chief Compliance Officer and will take over the compliance function from Mr. Hill in addition to continuing to support public finance. Messrs. Fallon, Hill, Diamond and McManus will assume their new positions effective March 1.

     MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.'s principal operating subsidiary, MBIA Insurance Corporation, has a financial strength rating of Triple-A from Moody's Investors Service, Standard & Poor's Ratings Services, Fitch Ratings, and Rating and Investment Information, Inc. Please visit MBIA's Web site at http://www.mbia.com.


     CONTACT: MBIA Inc.
              Michael Ballinger, 914-765-3893